Exhibit 3
Montevideo, November 28th, 2005
Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549
United States of America
Ladies and Gentlemen:
     I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with Uruguay’s offering pursuant to a registration statement (No. 333-124476) (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), of US$200,000,000 aggregate principal amount of its 8.00% Bonds due 2022 (the “Bonds”). The Bonds are issued under a Trust Indenture dated as of May 29, 2003 (the “Indenture”) among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York, as trustee.
     In arriving at the opinions expressed below, I have reviewed the following:
(i)	the Registration Statement, and the related Prospectus dated May 2, 2005, as first filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act, as supplemented by the Prospectus Supplement dated November 15, 2005 relating to the Bonds, as first filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act;

(ii)	a copy of the executed Indenture;

(iii)	a copy of the Bonds in global form, as executed by the Republic;

(iv)	all relevant provisions of the Constitution of Uruguay and all relevant laws and orders of each of Uruguay and Banco Central, under which the issuance of the Bonds has been authorized, including but not limited to the following (English translations of which have been filed as part of Exhibit E to the Registration Statement):

1)	the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,

2)	Law 16.696 dated March 30, 1995, in particular Articles 3(b), 7(c) and 50, and

3)	Law 17.296 dated February 21, 2001, in particular Articles 602, 604, 606 and 610;
(v)	the following additional decree and resolution of the Republic and Banco Central, respectively, under which the issuance of the Bonds has been authorized (translations of which are attached as exhibits hereto):
1)	Decree N° 476/005 of the Executive Power of the Republic, dated November 15, 2005, and

2)	Resolution D/652/2005 of the Board of Directors of Banco Central, dated November 15, 2005; and
(vi)	all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.
     It is my opinion that under and with respect to the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.
     I hereby consent to the filing of this opinion as an exhibit to Amendment No. 4 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2004. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Dr. Enrique Guerra
Dr. Enrique Guerra
Counsel to the Ministry of Economy and Finance of the Republic of Uruguay

2

REPUBLIC OF URUGUAY
MINISTRY OF ECONOMY AND FINANCE
Decree Nº 476/005
Montevideo, November 15th , 2005.
IN VIEW OF: the advisability of maintaining the access of the Republic of Uruguay to the international capital market.
WHEREAS: I) in that sense, various first-class financial institutions have submitted proposals setting forth the terms and conditions for the eventual placement of the issue of a new Series of Treasury Bonds to be placed in the international market.
II) of all the proposals received, the most convenient resulted to be the one submitted by UBS Investment Bank, taking into account both the financial terms and the maturity profile offered.
CONSIDERING: I) that said issue is deemed to be advantageous to the current interests of the State.
II) that the offering firm has a strong standing and involvement in the international capital market, and successful experience in the placement of Uruguayan Public Debt Securities issues in said market.
III) that said issue shall be made outside the Republic, under foreign law, registered with the Securities and Exchange Commission (SEC) of the United States of America and pursuant to the “Trust Indenture” in force with the Bank of New York.

PURSUANT TO: the provisions of articles 602-610 of Law No. 17296 of February 21, 2001 and Article 33, subparagraph g) of the 1996 TOCAF (Accounting and Financial Administration Standards).
THE PRESIDENT OF THE REPUBLIC
DECREES
ARTICLE 1. To order the issuance of Treasury Bonds for up to the maximum amount of US$ 200,000,000 (two hundred million United States Dollars), to be denominated “2022 Global Bonds”, with a seventeen-year term as from the issuance date, and which shall be governed by the other conditions established in the proposal referred to in the Whereas Clause hereof and those that may result from the market at the time of the placement of said issue.
The Bond shall have a minimum denomination of US$ 100,000 (one hundred thousand United States Dollars) and US$ 1,000 (one thousand United States Dollars) multiples above said minimum denomination.
Said Bonds shall be registered bonds and shall bear the printed signatures of the Minister of Economy and Finance, the General Accountant of the Nation and the General Manager of Banco Central del Uruguay.
ARTICLE 2. The Bonds may be placed in the international markets in the form and under the conditions required in such markets. The issuance date shall not be later than December 31, 2005.
ARTICLE 3. Interest accrued on the Bonds shall be paid semi-annually in United States Dollars. The first interest payment shall be due six months after the issuance date of the Bonds.

ARTICLE 4. Redemption of the Bonds shall be made in three equal, partial and consecutive amortizations, 15, 16 an 17 years as from the maturity date thereof, respectively.
ARTICLE 5. Interest payments and redemption of the Bonds, as well as fees and expenses in any other respect required for the administration and placement thereof, shall be made outside Uruguay by Banco Central del Uruguay in its capacity as Financial Agent of the State and through the paying Agent or Agents that may be appointed or agreed to.
ARTICLE 6. The issuance, whenever necessary, of provisional or global certificates representing the bonds until their final issuance is hereby authorized.
ARTICLE 7. Expenses on account of issuance, printing, transfers, commissions, advertising, schedules, books and all other expenditures that may be required for the administration and placement of these Bonds shall be charged to the resources derived from the placement thereof.
ARTICLE 8. Banco Central del Uruguay is hereby authorized to negotiate and execute on behalf of the Republic all contracts and related documents that may be required for the purpose of placement and issuance of the Bonds.
ARTICLE 9. Mr. Enrique Guerra, Lawyer, in his capacity as Legal Advisor of the Ministry of Economy and Finance, is hereby entrusted with the drafting and signing of the relevant legal opinions in respect of the obligations assumed by the Republic.

ARTICLE 10. The Director General of the Secretariat of the Ministry of Economy and Finance, Ms. Elizabeth Oria, C.P.A., is hereby entrusted with the issuance of any other certifications and attestations required.
ARTICLE 11. Be it notified, etc.
Signed by the President of the Republic, Dr. Tabaré Vázquez and Ministry of Economy and Finance, Cr. Danilo Astori.

Montevideo, November     , 2005.
The foregoing is a true translation of Decree No. 476/005, dated November 15th,2005.
By:

Name:	Cra. Elizabeth Oria
Title:	Director General – Ministry of Economy and Finance

TRANSCRIPT No. 1025/2005
The Secretary General of Banco Central del Uruguay hereby certifies that in the meeting of its Board of Directors held on November 15th, 2005, the following resolution was adopted: "D/652/2005 — ISSUE OF A GLOBAL BOND IN UNITED STATES DOLLARS FOR UP TO US$200,000,000 – EXECUTION OF DOCUMENTS – APPOINTMENTS. IN VIEW OF: Decree No. 476/005 of November 15, 2005, which provides for the issuance of Treasury Bonds in United States Dollars for an amount of up to US$ 200,000,000 (two hundred million United States Dollars). WHEREAS: I) in the month of November, 2005, the Republic received offers from several qualified financial firms for the placement of an issue of Treasury Bonds in United States Dollars for a total amount of up to US$ 200,000,000; II) of all the offers received, the one submitted by the firm UBS Securities LLC was selected as the most convenient and, consequently, the Executive Power -through the above mentioned Decree- ordered that the respective issue be made; III) pursuant to the provisions of Art. 1 of said Decree, said issue may be carried out issuing a new Series called “2022 Global Bonds”; IV) said issue shall be made within the framework of the registration called “Shelf Registration Statement” made with the United States Securities and Exchange Commission (SEC) and pursuant to the contract titled “Trust Indenture”, of May 29, 2003, under which The Bank of New York assumes the capacity of Trustee, Paying Agent and Registrar; V) Decree No. 476/005 of November 15, 2005, authorizes Banco Central del Uruguay, without prejudice to its own competencies, to negotiate and execute on behalf of the Republic of Uruguay, the contracts that may be required for the issuance and placement of the Bonds. CONSIDERING: I) that the completion of said issue requires the execution of the relevant documents, inter alia, the one titled “Underwriting Agreement” which regulates the relation between the issuer and the issue placement agent (UBS), as well as the required certificates and legal opinions. II) that there exists an “Underwriting Agreement” model submitted in said “Shelf Registration” with the United States Securities and Exchange Commission (SEC), to which some adjustments are to be made, reflecting certain changes in the standard models being applied in the market to enter into this kind of contracts; III) that being this an issue in international markets, registered with the SEC, governed by foreign law (State of New York) and made through contracts which are also governed by the law of New York, it is required to hire the services of a law firm to act as advisor to the Republic and Banco Central in this matter; IV) that the law firm selected shall be the one which has been rendering such services for the past years, to the entire satisfaction of this Institution, namely, Cleary, Gottlieb, Steen & Hamilton; V) that, moreover, UK Listing Authority shall be appointed as Listing Agent. PURSUANT TO: the provisions set forth in Articles 3, 4 and 7, subparagraph C) of Law No. 16696 of March 30, 1995 (Charter of Banco Central del Uruguay), in Article 33, subparagraph g) and Art. 35, paragraph 2 of the Accounting and Financial Administration Standards, and in Art. 9 of Decree No. 476/005 of November 15, 2005, as well as in other background material appearing in file No. 2005/2298, IT IS RESOLVED: 1)To authorize the Operations Division and the Legal Advisor’s Office to approve the final wording of the “Underwriting Agreement” to be executed with UBS

Securities LLC, on the basis of the contractual models referred to in paragraph II of the Considering Clause above, incorporating the commission percentage and the provision for expenses which form part of the offer submitted by the Placement Agent (“Underwriter”) on November 11, 2005 and the modifications that may be agreed according to what is set forth in said Considering Clause. 2)To authorize said units to issue any other document or certificate that may be required in order to effect said issuance and ensure the perfection, validity, compliance and delivery of the above mentioned contracts. 3) To appoint Mr. Ariel Fernández, C.P.A., Mr. Alberto Graña, Economist, and Mr. Daniel Artecona and Ms. Viviana Pérez, Lawyers, to execute, any two of them acting jointly, on behalf of Banco Central del Uruguay in its own name and in the name of the Republic, the text in the English language of the contracts and other documents referred to in paragraphs 1) and 2) of this Resolution. 4) To appoint the following officers as “Authorized Representatives”, according to the provisions of the above mentioned contracts: Mr. Ariel Fernández, Operations Division Manager, Mr. Alberto Graña, International Operations Department Manager, and Mr. Daniel Artecona, Advisor. 5)To appoint the law firm Cleary, Gottlieb, Steen & Hamilton as legal advisor to the Republic and Banco Central del Uruguay in order to act as advisor in all the proceedings, contracts and other documentation that may be required to perfect the issue referred to in the In View Of Clause. 6) To appoint UK Listing Authority as Listing Agent.”
     This transcript is issued in Montevideo, on the sixteenth of November, two thousand and Five, for the pertinent purposes.
/signed/ Aureliano Berro
     Secretary General
/seal/
November 16th, 2005.
The foregoing is a true translation of Resolution D/652/2005 of the Banco Central del Uruguay.

By:

Name: Aureliano Berro
Title: Secretary General